Chanticleer Acquires Majority Ownership Stakes in South Africa Locations
Allowing Company to Report Consolidated Revenue and Operating Results

CHARLOTTE, N.C., September 15, 2011 – Chanticleer Holdings, Inc. (OTCBB:CCLR) announced today that the Company acquired a majority ownership stake in its South African locations.  Majority ownership will allow the Company to report consolidated revenue and operating results as part of its public company financial reporting obligations.

Chanticleer and its partners have acquired controlling and operating interest in three existing Hooters locations in Johannesburg, Cape Town and Durban (http://www.hooterssouthafrica.com), in which Chanticleer previously held a minority interest.  The Company will be the owner and operator of these and any additional locations in South Africa.  The acquisition of the remaining SG Shaw Foods (Pty) Ltd. stake in the joint venture is scheduled to close no later than September 30, 2011.

Mr. Michael Pruitt, the Company’s Chief Executive Officer, stated, "The success of our South Africa locations is largely due to the world-wide appeal and recognition of the Hooters™ brand.  People living in and visiting markets around the world are anxious to experience highly recognized branded product offerings made famous in the United States - especially restaurants such as Hooters with its great menu, vibrant and exciting atmosphere, and of course, the world-famous Hooters Girls.”

Chanticleer became involved with Hooters as a result of a personal relationship between its CEO, Mike Pruitt, and the legendary founder of Hooters of America, Inc. (“HOA”) (http://www.hooters.com), Robert Brooks.  In 2006, Chanticleer purchased a minority ownership interest in HOA for $5 million.  In exchange, Chanticleer was also given the right of first refusal to buy HOA, the parent company of Hooters, in case of a future change in ownership of HOA.

Earlier this year, Chanticleer exercised this first right and brought together a group of noteworthy private equity investors to acquire HOA, including H.I.G. Capital, KarpReilly, LLC and Kelly Hall, president of Texas Wings Inc., the largest Hooters franchisee in the United States.  Today, HOA is the franchisor and operator of over 435 Hooters restaurants in 44 states and 28 foreign countries.  In addition to Chanticleer maintaining its ownership stake in HOA, its CEO, Mike Pruitt, is also a member of HOA’s Board of Directors.

About Chanticleer Holdings, Inc.

Chanticleer Holdings was formed in 2005 as a business development company and converted to an operating holding company in 2008.  For the next three years the Company invested in privately held or publicly-traded small or micro-cap, value-based opportunities through privately managed pools of capital.

In 2011, Chanticleer played a vital role in the acquisition of Hooters of America, Inc. and Texas Wings, Inc.  Chanticleer Holdings, Inc. is focused on owning and operating a growing number of Hooters restaurants located primarily in fast growing emerging international markets.  Chanticleer maintains an ownership stake in Hooters of America, Inc. ("HOA") and its CEO, Mike Pruitt, also is a member of HOA's Board of Directors. For further information, please visit www.chanticleerholdings.com.

Media and Investor Contact:

Todd Fromer / Sharron Silvers
KCSA Strategic Communications
tfromer@kcsa.com / ssilvers@kcsa.com
P: 212-682-6300

or

Company Contact:

Michael Pruitt, CEO
704-366-5122 Ext: 1
mp@chanticleerholdings.com

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statement of historical fact (including statements containing the words "believes," "plans," "anticipate," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

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